                                                                      Exhibit 11


EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                 Three Months ended
                                                                 ------------------
                                                                    August 31,
                                                            ---------------------------
                                                               1996             1995
                                                            --------------  -----------
Weighted average shares outstanding.....................      6,347,416       5,272,725


Loss before extraordinary item..........................    $(2,401,000)      $(724,000)
Extraordinary item......................................     (3,568,000)             --
                                                            -----------       ---------
Net Loss................................................     (5,969,000)       (724,000)
Preferred stock dividends...............................       (596,000)       (175,000)
                                                            -----------       ---------

Loss applicable to common stock.........................    $(6,565,000)      $(899,000)
                                                            ===========       =========

Loss per share:
 Loss before extraordinary item.........................    $     (0.47)      $  ( 0.17)
 Extraordinary item.....................................          (0.56)             --
                                                            -----------       ---------
Net loss per share......................................    $     (1.03)      $  ( 0.17)
                                                            ===========       =========